EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 23, 2004, accompanying the carve-out financial statements of Systech Hardware Services Division, an operating division of Systech Retail Systems (Canada), Inc. and Systech Retail Systems (U.S.A), Inc., which are subsidiaries of Systech Retail Systems Corp., as of and for the year ended January 31, 2004, included in this Current Report on Form 8-K of Optimal Group Inc. (formerly Optimal Robotics Corp.), filed with the Securities and Exchange Commission on or about May 12, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Optimal Group Inc. on Form S-8 (File No. 333-115408), effective May 12, 2004, on Form S-8 (File No. 333-115050), effective April 30, 2004, on Form S-8 (File No. 333-65530), effective July 20, 2001 and on Form S-8/F-3 (File No. 333-08794), effective May 21, 1998.


GRANT THORNTON LLP (manually)

Raleigh, North Carolina
May 12, 2004